Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of July 7, 2026 and effective as of the Closing Date (as defined below), is entered into by and between HeartSciences Inc., a Texas corporation (the “Company”), and Danielle Watson (the “Employee”). The Company and the Employee shall collectively be referred to herein as the “Parties”. Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of October 15, 2021 (the “Employment Agreement”); and

WHEREAS, the Parties now desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Amendments to the Employment Agreement.

(a) Section 3 of the Employment Agreement is hereby amended by inserting the following text at the end of such section:

“Notwithstanding anything to the contrary in this Agreement, if the Employee’s employment is terminated by Employee for Good Reason or by the Company without Cause (other than as a result of the death or Disability of the Employee), then the Employee shall be entitled to receive, and the Company shall pay or provide to the Employee: (w) the Accrued Obligations, payable in accordance with the Company’s payroll policies, (x) the Severance Payment, subject to applicable taxes and withholdings, (y) timely payment or timely provision of the Employee’s benefits in accordance with the terms and conditions of the applicable benefit plan through the effective termination date, plus for the period beginning on the termination date and ending on the earliest to occur of (i) six (6) months thereafter, (ii) the date Employee becomes eligible for coverage under another group health plan, or (iii) the date Employee ceases to be eligible for COBRA, subject to the Employee timely electing COBRA continuation coverage, the Company shall either pay directly or promptly reimburse the Employee for the cost of COBRA continuation coverage for the Employee and any eligible dependents who were covered immediately prior to termination (the “Healthcare Continuation”); provided, that, notwithstanding the foregoing, in the event that the Company’s payment of the Healthcare Continuation would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time) or Section 105(h) of the Code, or applicable regulations or guidance issued thereunder, or any successor legislation, regulations or guidance, the Employee and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A, to restructure such benefit; and (z) acceleration of 100% vesting of any unvested equity awards previously granted prior to the Closing Date by the Company to the Employee, with settlement of such accelerated awards to occur in accordance with the terms of the applicable award agreement, subject to compliance with Section 409A (collectively, (w)-(z) shall be referred to as the “Severance Benefits”). The Employee’s receipt of the Severance Benefits as provided in this Agreement is subject to (A) the Employee’s timely execution and non-revocation of a release of claims in favor of the Company, its affiliates, successors and assigns and their respective officers and directors in form and substance reasonably satisfactory to the Company (the “Release”), and (B) the Employee’s continued compliance with the restrictive covenants and confidentiality obligations set forth in this Agreement and any other agreement with the Company or any affiliate of the Company; it being understood that, in addition to any other remedies available to the Company, in the event the Employee breaches any restrictive covenant, non-solicitation, or confidentiality obligation under this Agreement or any other agreement with the Company or any affiliate of the Company and does not cure such breach (if capable of being cured) within ten (10) days following the Employee’s receipt of the Company’s written notice thereof, the Employee shall promptly repay to the Company the gross amount of the Severance Payment theretofore paid to the Employee, and any unpaid portion of the Severance Benefits shall immediately cease. For purposes herein, “Severance Payment” means the aggregate of the Employee’s then effective Base Salary through and inclusive of the date that is six (6) months from the effective termination date (disregarding any reduction thereto in violation of this Agreement), payable as a one-time lump sum on the first payroll date following the date the Release becomes non-revocable; provided, that if the period during which the Release may be executed and become non-revocable begins in one calendar year and ends in the following calendar year, the Severance Payment shall not commence until the first payroll date in the second such calendar year, regardless of when the Release is actually executed. For purposes herein, the “Accrued Obligations” means any (a) accrued but unpaid Base Salary, which shall be paid on the first payroll date immediately following the effective termination date in accordance with the Company’s customary payroll procedures and subject to applicable withholding; (b) the Employee’s accrued vacation pay through and inclusive of effective termination date; and (c) except as provided herein, the Employee’s business expenses incurred in connection with the Company’s business in accordance with the Company’s policies and through and inclusive of effective termination date that have not been reimbursed by the Company as of effective termination date. For the purposes hereof, “Good Reason” means, without the Employee’s prior written consent (email shall suffice): (i) any material reduction in the Employee’s then-current Base Salary (unless other similarly situated senior executives of the Company are subject to the same or a comparable reduction) (for purposes of this Section, materiality shall be defined as a reduction of the Employee’s then-current Base Salary of 10% or more), (ii) any material breach of this Agreement by the Company, which is not cured during the cure period as provided herein, or (iii) a material reduction in the Employee’s overall duties or responsibility such that the Employee is no longer able to exercise the duties and responsibility generally associated with the position of the Chief Financial Officer of the Company; provided, however, that none of the following shall constitute Good Reason: (A) any change in duties, responsibilities, title, or reporting structure that results from or is related to the integration of the Company following the Closing, including without limitation the consolidation of corporate functions, changes in reporting relationships, or organizational restructuring; or (B) any reduction in duties or responsibilities that results from the Company becoming a subsidiary or division of another entity in connection with the Transaction. Further, notwithstanding anything to the contrary herein, no event or circumstance arising out of, or in connection with, the Closing or the transactions contemplated by the Merger Agreement or any agreement or transaction contemplated by the Merger Agreement shall constitute Good Reason for purposes of this Agreement. An event described in clauses (i) through (iii) above shall not constitute Good Reason unless the Employee has provided written notice to the Company of the circumstances constituting Good Reason within sixty (60) days of the initial occurrence of such event, the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, and the Employee terminates her employment within sixty (60) days following the expiration of such cure period (or, if earlier, the Company’s written confirmation (email shall suffice) that it does not intend to cure). For the purposes hereof, “Cause” means: (i) the Employee’s conviction of a felony requiring intent under the laws of the United States or any State thereof, or the Employee entering a plea or commission of any act of fraud, moral turpitude, or dishonesty; (ii) a willful and substantial refusal by the Employee to perform the Employee’s material duties or responsibilities assigned to the Employee in accordance with the terms of this Agreement, but only if such duties or responsibilities so assigned to the Employee are not inconsistent with (1) the Employee’s position as the Chief Financial Officer of the Company, or (2) any of the Employee’s duties or responsibilities hereunder, and, in each case, excluding any such failure by reason of death, Disability, or incapacity, and subject to Employee being provided written notice of such refusal and a period of thirty (30) days following such notice to cure, to the extent capable of cure; (iii) any material violation of any written policy of the Company or violation by the Employee of reasonable instructions or policies established by the Company, in each case that is generally applicable to all employees or officers, and subject to Employee being provided written notice of such violation and a period of thirty (30) days following such notice to cure, to the extent capable of cure (provided that Employee shall not be entitled to cure under this clause (iii) more than one time in any consecutive three (3)-month period); (iv) the Employee’s willful malfeasance in the performance of her duties hereunder that has a material negative effect on the business, financial condition or business reputation of the Company, as determined by the Company in its reasonable sole discretion; or (v) the Employee engaging in acts of fraud, embezzlement, misappropriation of funds, misconduct, gross negligence, dishonesty (including, without limitation, theft), violence, threat of violence, sexual misconduct, unlawful or against the Company’s policies, harassment, as determined by the Company in its reasonable sole discretion. “Disability” means the Employee’s inability to perform her duties with the Company on a full-time basis, even with reasonable accommodation, for one hundred eighty (180) days during any period of twelve (12) consecutive months, or ninety (90) consecutive days, in each case solely as a result of incapacity due to mental or physical illness.”

(b) Section 12 of the Employment Agreement is hereby amended by inserting the following text at the end of such section:

“This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any applicable regulations thereunder (“Section 409A”), or an exemption thereunder and shall be construed and administered in such a manner. For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments, and each payment made under this Agreement shall be designated as a separate payment within the meaning of Section 409A. Any payments to be made under this Agreement upon a termination of employment will only be made on a “separation from service” within the meaning of Section 409A. Notwithstanding the foregoing, if any payment or benefit provided to the Employee in connection with a termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of such termination or, if earlier, on the Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule. Notwithstanding the above, the Company makes no representation that the payments and benefits provided under this Agreement comply with Section 409A, and the Employee acknowledges and agrees that (i) the Employee is solely responsible for any and all obligations arising as a result of the tax consequences associated with any payment under this Agreement, including without limitation, any taxes, interest or penalties associated with Section 409A, (ii) the Employee is not relying upon any written or oral statement or representation the Company, any entity affiliated with the Company, or any of their respective employees, directors, officers, attorneys or agents regarding the tax effects associated with the execution of this Agreement, and (iii) in no event will the Company be liable for all or any portion of any such obligations that may be incurred by the Employee on account of non-compliance with Section 409A or otherwise in connection with this Agreement or any payment under this Agreement.”

(c) The Company may award a discretionary performance bonus (a “Performance Bonus”) to the Employee in such amount as determined by the Company’s board of directors (the “Board”) or the Compensation Committee thereof in its sole discretion, with any such Performance Bonus, to the extent earned, payable in cash and/or in shares of the Company’s common stock (and/or restricted stock units or other equity-based awards) at the sole discretion of the Board or the Compensation Committee thereof. The Employee shall be reviewed and considered for a Performance Bonus on an annual basis, it being understood that the Board or the Compensation Committee thereof shall determine in its sole discretion if the Employee shall be entitled to receive any such Performance Bonus and the terms and conditions thereof. In order to receive a Performance Bonus, the Employee must remain employed on the date on which such bonus is paid; provided, however, that if the Employee breaches any restrictive covenant, non-solicitation, or confidentiality obligation under this Agreement or any other agreement with the Company and such breach is not cured (if capable of being cured) within ten (10) days following the Employee’s receipt of the Company’s written notice thereof, no Performance Bonus shall be payable and, to the extent a Performance Bonus has already been paid, the Employee shall promptly repay to the Company the gross amount of such Performance Bonus. Any Performance Bonus that is payable in cash shall be paid no later than March 15 of the calendar year following the fiscal year in which such Performance Bonus is earned, and any Performance Bonus payable in equity shall be subject to the terms of the Company’s 2023 Equity Incentive Plan (as amended, modified or restated from time to time, the “Plan”) and a separate standard award agreement of the Company.

(d) Notwithstanding any other provision of this Amendment, the Employment Agreement, or any other plan, arrangement or agreement to the contrary, if (1) the Employee is a “Disqualified Individual” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended, and any applicable regulations thereunder (“Section 280G”)) and (2) any of the payments or benefits provided or to be provided by the Company or its affiliates to Employee or for the Employee’s benefit pursuant to the terms of this Amendment, the Employment Agreement or otherwise, individually or together with any other payments which the Employee has the right to receive from the Company, would constitute a “parachute payment” within the meaning of Section 280G (the “Parachute Payment(s)”) and would, but for this Section 1(d), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the total amounts received by the Employee from the Company which constitute Parachute Payments shall be reduced in a manner reasonably determined by the Company that is consistent with the requirements of Section 409A to an amount equal, in the aggregate, to one dollar ($1.00) less than three (3) times the Employee’s base amount within the meaning of Section 280G, so that no portion of the Parachute Payments received by the Employee shall be subject to the Excise Tax, if and only if such reduction produces a better net after-tax position for the Employee (taking into account any applicable Excise Tax and any applicable income tax) than if the total payments owed to the Employee were paid in full and subject to the Excise Tax (the “Best Net Cutback”). Any reduction of payments pursuant to the foregoing sentence shall be applied in the following order: (i) first, any cash severance payments; (ii) second, any other cash payments or benefits; and (iii) third, any acceleration of vesting of equity awards.

Section 2. Miscellaneous.

(a) If there is no Closing of the Transaction (each term as defined herein), then this Amendment shall automatically terminate and be void and of no further force or effect. “Closing Date” shall mean the initial closing (the “Closing”) of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Cordis Acquisition, LLC, the Company’s Delaware merger acquisition subsidiary, Fortitude Mining Holdings, Inc. and Fortitude Mining HoldCo, LLC, a subsidiary of Fortitude Mining Holdings, Inc. (collectively, the “Transaction”).

(b) Except for the amendments expressly set forth in this Section 1, the text of the Employment Agreement shall remain unchanged and in full force and effect.

(c) The provisions of Sections 13 and 14 of the Employment Agreement are incorporated herein by reference.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have entered into and signed this Amendment as of the date and year first above written.

COMPANY:

HEARTSCIENCES INC.

By:	/s/ Andrew Simpson
Name:	Andrew Simpson
Title:	Chief Executive Officer

EMPLOYEE:

DANIELLE WATSON

/s/ Danielle Watson
(signature)

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